Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., January 16, 2014 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended December 28, 2013.

First Quarter 2014 Results

Net earnings for the first quarter of fiscal 2014 were $2.7 million, or $0.15 per share compared with $2.4 million, or $0.13 per diluted share in the same period a year ago. Net sales increased 1.5% to $87.2 million from $85.9 million in the prior year period. Shipments increased 6.4% year-over-year while average selling prices decreased 4.6%. On a sequential basis, shipments decreased 11.3% from the fourth quarter of fiscal 2013 reflecting the usual seasonal slowdown in construction activity while average selling prices increased 0.1%.

Insteel’s first-quarter results were favorably impacted by widening spreads between selling prices and raw material costs and higher shipments relative to the same period a year ago. Capacity utilization for the quarter was 47% compared with 46% in the prior year quarter and 50% in the fourth quarter of fiscal 2013.

Balance Sheet and Liquidity

Operating activities provided $6.3 million of cash compared with $23.5 million in the prior year period primarily due to the relative changes in net working capital. Net working capital provided $0.5 million of cash compared with $17.0 million in the same period a year ago largely due to the increase in inventories in the current year. Capital expenditures were $2.0 million and are not expected to exceed $12.0 million for fiscal 2014. Insteel ended the quarter debt-free with $19.0 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We are encouraged by the continued improvement reflected in the most recent macro indicators for our construction end-markets,” commented H.O. Woltz III, Insteel’s president and CEO. “Customer sentiment appears to be on the rise and there are growing signs of a broader based recovery developing for nonresidential construction which should favorably impact our financial results over the remainder of the year. We also expect to benefit from the ongoing initiatives that are underway to achieve further improvements in our costs, productivity levels and customer service capabilities.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the United States Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 28, 2013. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 28, 2013 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	December 28,	December 29,
	2013	2012
Net sales	$87,218	$85,887
Cost of sales	78,163	77,294
Gross profit	9,055	8,593
Selling, general and administrative expense	4,705	4,842
Other income, net	(32)	-
Interest expense	56	72
Interest income	(5)	-
Earnings before income taxes	4,331	3,679
Income taxes	1,584	1,277
Net earnings	$2,747	$2,402

Net earnings per share:
Basic	$0.15	$0.14
Diluted	0.15	0.13

Weighted average shares outstanding:
Basic	18,189	17,724
Diluted	18,587	18,088

Cash dividends declared per share	$0.03	$0.28

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)	(Audited)
	December 28,	September 28,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$18,985	$15,440
Accounts receivable, net	33,754	41,110
Inventories, net	70,026	58,793
Other current assets	4,804	5,863
Total current assets	127,569	121,206
Property, plant and equipment, net	83,447	83,053
Other assets	8,379	8,390
Total assets	$219,395	$212,649

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$34,861	$30,561
Accrued expenses	6,696	6,854
Total current liabilities	41,557	37,415
Other liabilities	14,349	14,178
Shareholders' equity:
Common stock	18,202	18,185
Additional paid-in capital	55,667	55,452
Retained earnings	91,182	88,981
Accumulated other comprehensive loss	(1,562)	(1,562)
Total shareholders' equity	163,489	161,056
Total liabilities and shareholders' equity	$219,395	$212,649

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 28,	December 29,
	2013	2012
Cash Flows From Operating Activities:
Net earnings	$2,747	$2,402
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,424	2,332
Amortization of capitalized financing costs	26	26
Stock-based compensation expense	408	313
Excess tax benefits from stock-based compensation	(86)	(36)
Loss on sale of property, plant and equipment	-	12
Deferred income taxes	319	1,237
Increase in cash surrender value of life insurance policies over premiums paid	(289)	-
Net changes in assets and liabilities:
Accounts receivable, net	7,356	6,891
Inventories	(11,233)	9,535
Accounts payable and accrued expenses	4,387	556
Other changes	263	205
Total adjustments	3,575	21,071
Net cash provided by operating activities	6,322	23,473

Cash Flows From Investing Activities:
Capital expenditures	(1,984)	(2,561)
Proceeds from life insurance claims	-	505
Decrease (increase) in cash surrender value of life insurance policies	(99)	32
Proceeds from surrender of life insurance policies	28	-
Net cash used for investing activities	(2,055)	(2,024)

Cash Flows From Financing Activities:
Proceeds from long-term debt	118	3,494
Principal payments on long-term debt	(118)	(14,969)
Cash dividends paid	(546)	(4,969)
Cash received from exercise of stock options	12	63
Excess tax benefits from stock-based compensation	86	36
Payment of employee tax withholdings related to net share transactions	(274)	-
Other	-	(299)
Net cash used for financing activities	(722)	(16,644)

Net increase in cash and cash equivalents	3,545	4,805
Cash and cash equivalents at beginning of period	15,440	10
Cash and cash equivalents at end of period	$18,985	$4,815

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$2	$18
Income taxes, net	33	13
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	740	135
Restricted stock units and stock options surrendered for withholding taxes payable	274	-

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